Filed pursuant to Rule 424(b)(3)

File No. 333-220419

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated October 21, 2019)

INNOVATION PHARMACEUTICALS INC.

7,000 Shares of Series B 5% Convertible Preferred Stock issuable upon the exercise of outstanding warrants

64,000,000 Shares of Class A Common Stock issuable upon the conversion of Series B Preferred Stock

This Prospectus Supplement No. 2 amends and supplements our Prospectus dated October 21, 2019 (as previously amended and supplemented by Prospectus Supplement No. 1 thereto, the “Prospectus”) that forms a part of our Registration Statement on Form S-3 (File No. 333-220419), as amended by Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed with the Securities and Exchange Commission on September 20, 2019 and Post-Effective Amendment No. 2 to Form S-3 on Form S-1 filed with the Securities and Exchange Commission on October 17, 2019, relating to (i) 7,000 shares of our Series B 5% convertible preferred stock, which are issuable upon exercise of warrants described in the Prospectus, and (ii) 64,000,000 shares of Class A common stock, par value $0.0001 per share, issuable from time to time upon conversion of Series B preferred stock.

On December 26, 2019, we entered into a Warrant Amendment Agreement with the holders of the warrants to purchase our Series B preferred stock, pursuant to which we have amended the warrants as follows: (i) to extend the termination date for each warrant to December 31, 2021, and (ii) to adjust the exercise price of each warrant from $982.50 to $850.00 per share of Series B preferred stock. This Prospectus Supplement No. 2 is also being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 24, 2019 and December 26, 2019 (the “Current Reports”). Accordingly, we have attached the Current Reports to this Prospectus Supplement.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and all amendments or supplements thereto. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in conjunction with, the Prospectus, including amendments or supplements thereto. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. You should read “Risk Factors” beginning on page 3 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 26, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2019

INNOVATION PHARMACEUTICALS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-37357	30-0565645
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

100 Cummings Center, Suite 151-B Beverly, Massachusetts	01915
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 921-4125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act: none

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 26, 2019, Innovation Pharmaceuticals Inc. (the “Company”), entered into a Warrant Amendment Agreement (the “Amendment Agreement”) with the holders of the warrants (the “Warrants”) to purchase shares of the Company’s Series B 5% convertible preferred stock (the “preferred stock”). Pursuant to the Amendment Agreement, the termination date for the Warrants was extended as follows (i) for the Series 2 Warrants, from January 9, 2020 to December 31, 2021; (ii) for the Series 3 Warrants, from October 9, 2020 to December 31, 2021; and (iii) for the Series 4 Warrants, from February 9, 2020 to December 31, 2021. In addition, the exercise price for each of the Warrants was adjusted from $982.50 per share of preferred stock to $850.00 per share of preferred stock, subject to further adjustment as provided in the Warrants.

A description of the Warrants and preferred stock may be found in the Current Reports on Form 8-K filed by the Company on October 9, 2018 and May 10, 2019. The Company intends to use the net proceeds, if any, from the exercise of the Warrants for general corporate purposes, including research and development.

The foregoing description of the terms and conditions of the Amendment Agreement is not complete and is qualified in its entirety by the full text of the Amendment Agreement, a form of which is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Warrant Amendment Agreement, dated December 26, 2019, between the Company and each investor party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATION PHARMACEUTICALS INC.

Dated: December 26, 2019	By:	/s/ Leo Ehrlich
	Name:	Leo Ehrlich
	Title:	Chief Executive Officer

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EXHIBIT 10.1

FORM OF

WARRANT AMENDMENT AGREEMENT

This Warrant Amendment Agreement (this “Agreement”), dated as of December 26, 2019, is made pursuant to that certain Securities Purchase Agreement, dated as of October 5, 2018 (the “Purchase Agreement”), as amended, by and between Innovation Pharmaceuticals Inc. (the “Company”) and the purchasers signatory hereto (the “Purchasers”) for the purchase of shares of the Company’s Series B 5% Convertible Preferred Stock (the “Series B Preferred”) and Series 2 Warrants, Series 3 Warrants and Series 4 Warrants to purchase shares of Series B Preferred (“Warrants”). Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement, as amended.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Agreement to Extend Termination Date. The Termination Date of each of the Warrants is amended to be December 31, 2021.

2. Reduction of Exercise Price. The Exercise Price of each of the Warrants is hereby amended to be $850, subject to adjustment thereunder.

3. New Certificates. Each Purchaser may require the Company to provide such Purchaser with new Warrant certificates reflecting the amended terms under this Agreement, in form satisfactory to such Purchaser and the Company shall promptly deliver such new certificates upon surrender of the old certificaes by such Purchaser.

4. Prospectus Supplement. The Series B Preferred and the Warrants (and underlying Series B Preferred) are registered for issuance to the Purchasers pursuant to the Company’s registration statement on Form S-3, File No. 333-220419 (the “Registration Statement”). The Company shall file a prospectus supplement to the Registration Statement relating to the extenstion of the exercise term and reduction of the exercise price within 1 Trading Day of the date hereof.

5. Public Disclosure. On or before 9 am ET on the Trading Day immediately following the date hereof, the Company shall disclose the material terms of the transactions contemplated hereby on a Form 8-K, including this Agreement as an exhibit thereto. The Company shall consult with the Purchaser in issuing any other press releases with respect to the transactions contemplated hereby.

6. Expense Reimbursement. The Company shall reimburse the legal fees and expenses of the Purchasers in connection with this Agreement and the transactions contemplated herein in the amount of $5,000, which shall be payable on the date hereof.

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7. Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Purchaser under the Transaction Documents. Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any Transaction Document as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of the Additional Securities or any other Transaction Document, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

8. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and each Purchaser.

9. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Purchaser. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of the Purchaser of the then-outstanding Securities. The Purchaser may assign their rights hereunder in the manner and to the Persons as permitted under the Purchase Agreement.

11. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

14. Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

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Executed as of the first date written above by the undersigned duly authorized representatives of the Company and the Purchaser:

INNOVATION PHARMACEUTICALS INC.

By:
Name:
Title:

Name of Purchaser: _______________________

Signature of Authorized Signatory: ___________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

[signature page to Warrant Amendment Agreement]

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2019

INNOVATION PHARMACEUTICALS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-37357	30-0565645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cummings Center, Suite 151-B Beverly, Massachusetts	01915
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 921-4125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act: none

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2019, Arthur P. Bertolino resigned as President and Chief Medical Officer and as a member of the Board of Directors of Innovation Pharmaceuticals Inc. (the “Company”), effective immediately. Dr. Bertolino’s resignation was not a result of any disagreement with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATION PHARMACEUTICALS INC.

Dated: December 23, 2019	By:	/s/ Leo Ehrlich
	Name:	Leo Ehrlich
	Title:	Chief Executive Officer

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